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                                                                   Exhibit 10.10


December 31, 1996



Mr. Macdonald Clark
Alamo Rent A Car, Inc.
110 SE 6th Street
Fort Lauderdale, FL 33301

Dear Macdonald:

This letter will confirm our understanding with respect to your employment. The terms of your employment are as follows:

Position:                  Vice Chairman and Chief Marketing Officer of Alamo
                           Rent-A-Car, Inc. ("Alamo").

Reporting To:              Roger H. Ballou, President and Chief Operating
                           Officer of Alamo.

Prior Agreements:          You are currently a party to a Compensation
                           Agreement (the "Compensation Agreement") dated June
                           5, 1995, as amended, with Alamo. It is understood that you hereby release Alamo from any and all obligations under the Compensation Agreement in exchange for Alamo's assumption of the obligations expressed in this letter, including the payment to you of the monetary benefits outlined herein. By signing this agreement, you acknowledge that this letter supersedes in all respects the Compensation
                           Agreement, such that the latter document is void and of no effect, and all rights and obligations thereunder are completely extinguished; that you hereby release Alamo from all claims for any liability that has arisen or may have arisen in respect to the Compensation Agreement; and that the obligations and benefits outlined in this letter are in lieu of, rather than in addition to, any obligations or benefits contained in the Compensation
                           Agreement.



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Annual Base Salary:        You will be paid by Alamo at the base annual salary
                           rate of $375,000, less applicable withholdings.

Lump Sum Payment:          On or before February 1, 1997, Alamo will pay you
                           $500,000, less applicable withholdings, which represents the difference between the annual salary payments projected under the Compensation Agreement and your salary (or salary continuation payments) under this agreement.

Eligibility Bonus:         Commencing in 1997, you will be eligible to
                           participate in a new bonus program at Alamo. Your bonus potential under this proposed plan (at 100%
                           goal attainment) would be twenty-five percent (25%) of your annual base salary. The actual payment earned will be based upon your achievement of reasonable performance objectives to be mutually determined for 1997 and, for any subsequent year, to which you and I will have mutually agreed prior to the beginning of that calendar year.


Long Term Performance      On or before February 1, 1997, Alamo will pay you
Award and Long Term        (a) $390,720, less applicable withholdings, which
Completion Program:        represents the full amount accrued in respect of the
                           Long Term Performance Award described in Paragraph 19 of the Compensation Agreement and (b) $467,122, less applicable withholdings, which represents the full current amount accrued in respect of the Long Term
                           Completion Program described in Paragraph 17 of the Compensation Agreement. In consideration of such payments and the other payments and benefits being paid to you under this agreement, you hereby agree that your participation under the Long Term
                           Completion Program described in Paragraph 17 of the Compensation Agreement is terminated as of December
                           31, 1996 and acknowledge that nothing else is owed or payable to you under such program.


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Salary Continuation:       If Alamo terminates your employment for any reason
                           other than cause prior to December 31, 2000, you will continue to receive your base salary, in regular installments, through the earlier of (i) December 31, 2000 or (ii) the date upon which you engage in conduct that meets the definition of "cause" under this agreement. For purposes of this provision, "cause" shall be defined as (i) conduct that violates a provision of this agreement or (ii) dishonesty or fraud for which there is a criminal statute in the State of Florida as of the date the underlying conduct takes place.

                           You will also be eligible for additional salary continuation payments of $100,000 per year, less applicable withholdings, payable in equal monthly installments commencing January 1, 2001, and continuing for 10 years. No payments will be owed, however, for any year during such ten-year period following December 31, 2000, in respect of which you receive compensation from Alamo (or any successor) of at least $100,000. Further, any obligation to make payments under this provision shall cease as of the date upon which you engage in conduct that meets the definition of "cause" under this agreement.

Stock Options-Initial      Republic Industries, Inc. ("Republic") will give you
Grant:                     a one-time grant of options to acquire 78,603 shares
                           of Republic's common stock at an exercise price of $28.625 per share, the closing price per share on December 30, 1996.

                           Under Republic's 1995 Employee Stock Option Plan (the "Plan"), stock options vest at the rate of twenty-five percent (25%) per year during your term of employment, beginning with the first anniversary of your initial grant. For your information, a copy of the Plan is attached to this letter.



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Stock Options-Future       Subject to the discretion of Republic's Board of
Grants: Director's Stock Option Committee, in 1998 and future years, you will participate in the Plan and options will be awarded to you in an amount commensurate with your position.

                           The terms and conditions for granting options under the Plan are subject to change from time to time as determined by Republic's Board of Directors. At this time, the multiplier to be applied to your annual base salary is 6.0. (This multiplier, as with all Plan provisions, is subject to change at the discretion of Republic's Board of Director's Stock Option Committee.) The product of this calculation is divided by the share strike price (to be determined by the Option Committee at the time of grant) which yields the total number of shares to be granted. These shares vest at twenty-five percent (25%) per year beginning with the first anniversary of the date of grant.

Employee Benefits:         During your employment with Alamo, you will be
                           eligible for all regular fringe benefits as provided from time to time under the same terms and conditions as other employees of Alamo, such as vacation, health care insurance, and the like. Modification of employee fringe benefits shall be within the sole discretion of Alamo.

Confidentiality/           This offer is also contingent upon your signing a
Noncompetition:            Noncompetition and Confidentiality Agreement in the
                           form attached hereto and incorporated herein by reference. By signing this letter, you acknowledge that the monetary benefits outlined above, including but not limited to the stock option grants, constitute adequate consideration for your assumption of the obligations set out in such Noncompetition and Confidentiality Agreement.



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Miscellaneous:             Please read carefully the following provisions, each
                           of which is an important consideration regarding Alamo's willingness to enter into this agreement:

                           This agreement constitutes and contains the entire agreement and understanding between the parties with respect to the matters discussed herein and supersedes any and all prior agreements, if any, understandings, and negotiations relating thereto. No promise, understanding, representation, inducement, condition or warranty not set forth herein has been made or relied upon by any party hereto. This agreement may be amended or modified only by a writing signed by both parties.

                           In the event of a conflict between any employee benefit plan or plans described herein and the applicable plan documents, the plan documents will control.

                           This agreement shall be construed in accordance with and governed in all respects by the laws of the State of Florida.

Please confirm acceptance of this offer by signing in the space provided and returning one original copy to me.

Sincerely,